EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) effective August 17, 2015 (the “Effective Date”) by and between BLUE EARTH, INC., a Nevada corporation, (the “Company”) and G. ROBERT POWELL, a resident of California (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires to employ Executive as Chief Executive Officer and a member of the Board of Directors and to enter into this Agreement embodying the terms of such employment; and

WHEREAS, Executive desires to enter into employment with the Company on the terms and conditions set forth herein and enter into this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.

Effectiveness; Term of Employment.

a.

Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the Effective Date.

b.

Term of Employment. The Company hereby employs Executive and Executive hereby accepts such employment, as an executive of the Company, subject to the terms and conditions of this Agreement.  Subject to the provisions for termination set forth in Paragraph 9 below, the Parties agree that Executive shall be employed as an “at will” employee, commencing on September 1, 2015 (the “Commencement Date”), and Executive’s employment shall continue until terminated (the “Term”).

2.

Position.

a.

During the Term, Executive shall serve as the Company’s Chief Executive Officer.  Executive shall have and perform such duties and authority generally associated with a Chief Executive Officer of a publicly owned company in the clean technology industry.  Executive will have and perform other duties as shall be determined from time to time by the Company’s Board of Directors (the “Board”) consistent with Executive’s position.

b.

Starting on the Commencement Date, Executive shall serve as a member of the Board (however, shall not serve as Chairman of the Board) and shall continue to serve as a Member of the Board if re-elected by the Company’s stockholders.  Executive may also serve as an officer or director of any subsidiary of the Company at no additional compensation, except as set forth in this Agreement.

c.

During the Term, Executive will devote substantially all of his business time and efforts (excluding periods of vacation and sick days) to the performance of Executive’s duties hereunder, and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board, which consent shall not unreasonably be withheld.  Executive may: (i) engage in personal investment activities (including for Executive’s immediate family); (ii) serve on the boards of nonprofit organizations and business entities; and/or (iii) be involved in other organizations, in each case provided that any of such activities do not materially interfere with Executive’s performance of his duties for the Company or create a conflict of interest with that of the Company.

d.

Subject to such travel as the performance of Executive’s duties may reasonably require, Executive shall perform the duties required of him by this Agreement in the Company’s new headquarters to be located in the Northern California Bay Area.

3.

Compensation.

a.

Base Salary.   Executive’s initial Gross Base Salary, is hereinafter referred to as “Base Salary.” During the term, the Company shall pay to Executive an annual Base Salary at the rate of $275,000, paid in accordance with the Company’s regular payroll practices, but not less frequently than monthly.  In addition, upon the successful completion of the initial public offering of E2B Growth, Inc. (“YieldCo”), Executive shall receive an additional $125,000 base salary from YieldCo for a total Base Salary of $400,000 per annum.  Executive’s Base Salary will be subject to all appropriate legally required tax deductions.

b.

Discretionary Bonus.   During the Term, the Executive may submit a written request to the Company’s Compensation Committee detailing specifics for the Compensation Committee to consider a discretionary bonus without a specific target.  Executive acknowledges that the Company is not currently profitable and no discretionary bonus is expected to be paid for the fiscal year ending December 31, 2015.  The determination of whether to authorize a discretionary bonus and the timing and amount of such discretionary bonus, shall be made by the Company’s Compensation Committee, at its sole discretion.

c.

Restricted Stock Unit Bonus.  On January 1, 2016, Executive shall receive a bonus of 50,000 restricted stock units (“RSUs”) consisting of 50,000 shares of the Company’s restricted Common Stock.  These are being issued in consideration of Executive’s forfeiture of severance from his prior employer which would otherwise end on December 31, 2015.  These RSUs are in addition to the 500,000 RSUs to be granted to Executive under Paragraph 7(b) below, however, are not subject to any vesting requirements.

4.

Benefits and Insurance.

a.

Executive Benefits.   During the Term, Executive shall be entitled to participate in the Company’s employee and/or executive benefit plans (other than any incentive or other compensation plans or programs, which benefits are set forth in this Agreement) as in effect from time to time (collectively “Executive Benefits”), on the same basis as those benefits are generally made available to other senior Company executives.

Such Executive Benefits shall include, but not be limited to, health, dental and disability insurance benefits. The Company reserves the right to change or cancel any Executive Benefits at its sole discretion, except as specifically set forth in this Agreement.

b.

Directors and Officers Liability Insurance.   During the Term, and for a reasonable period (not less than two years) thereafter, the Company shall maintain Directors and Officers liability insurance coverage for Executive in a total coverage amount determined by the Board to be reasonable; provided, however, that, if Executive’s employment is terminated for “Cause” or Executive resigns his employment without “Good Reason,” each term as defined herein, the Company may, at its discretion, elect not to maintain Directors and Officers liability insurance coverage for Executive after Executive’s termination date.

5.

Business Expenses.   During the Term, the Company shall reimburse Executive for, or pay on behalf of Executive, all reasonable and customary business expenses, including, but not limited to, travel expenses incurred by Executive in the performance of Executive’s duties hereunder.  The Company agrees to pay economy class for Executive’s domestic air travel and for international travel to be guided by the Company’s policy then in effect.

6.

Vacations.   During the Term, Executive shall be entitled to 15 paid days of vacation annually in accordance with the Company’s employment policy for executive officers.  Up to one week of paid vacation time unused at the end of any calendar year may be carried over to the following year; while the remainder shall be forfeited if unused.

7.

Blue Earth Equity.

a.

For as long as Executive shall remain employed by the Company he shall be eligible to participate in the Company’s 2009 Equity Incentive Plan (the “Plan”) and all subsequent plans.  Upon the Effective Date, the Company shall grant Executive options to purchase an aggregate of 3,500,000 shares of Common Stock (the “Blue Earth Options”).  An aggregate of 400,000 options  exercisable at $1.00 per share shall be granted as Incentive Stock Options under the Company’s 2009 Equity Incentive Plan (the “Plan”), provided the $1.00 per share exercise price is equal to or greater than the closing stock price of the Company’s Common Stock on the Effective Date.  If the closing stock price is then greater than $1.00 per share, the 400,000 options shall be granted outside of the Plan as non-qualified stock options, together with the remaining 3,100,000 non-qualified stock options.  The Blue Earth Options shall be evidenced by stock option agreements which will provide for the following:

(i)  options to purchase: 500,000 shares at $1.00 per share; 1,000,000 shares at $2.00 per share; 1,000,000 shares at $3.00 per share, and 1,000,000 shares at $4.00 per share;

(ii)  vesting shall occur over a four-year period commencing on the Commencement Date, in equal quarterly installments.  By way of example, after two years from the Commencement Date, one-half of the Blue Earth Options shall be vested, namely 250,000 Shares at $1.00 per share and 500,000 shares each at exercise prices of $2.00, $3.00 and $4.00 per share;

(iii)  cashless exercise provisions either on a standard formula basis or by the Board’s acceptance of Blue Earth shares of restricted Common Stock owned by Executive, or other consideration accepted by the Board;

(iv)  the Blue Earth Options shall have a ten (10) year term, subject to earlier termination of employment of Executive.  Upon termination of employment by the Company vesting of the Options shall immediately terminate; and

(v)  if employment of Executive is terminated for Cause (as defined below) or if Executive leaves without Good Reason (as defined below), Executive shall have ninety (90) days from the date of termination to exercise all vested options while any unvested options shall be forfeited.  If Executive is terminated by the Company without Cause or if Executive leaves for Good Reason, all vested options may be exercised for the remainder of the ten-year term of the Blue Earth Options.

b.

Restricted Stock Units (“RSUs”).  Upon the Commencement Date, the Company shall grant Executive RSUs consisting of 500,000 shares of Blue Earth Common Stock.  The RSUs shall vest on the same four (4) year period as the Blue Earth Options and they shall vest simultaneously with each other.  The RSUs shall vest in arrears at the end of each three month period commencing with the Effective Date.  Upon each vesting period, the Company shall withhold a sufficient number of restricted shares for cancellation in order to satisfy tax withholding payments.  In the event the Executive is terminated for Cause or Executive leaves employment without Good Reason, all unvested RSUs shall be forfeited.  If Executive is terminated by the Company without Cause or Executive leaves for Good Reason all remaining RSUs shall immediately be vested.

8.

YieldCo Equity.

a.

For as long as Executive shall be employed by YieldCo, he shall be eligible to participate in the E2B Growth Equity incentive plans (the “Yield Co Plan”).    Upon the date of Executive’s election as officer of YieldCo, he shall be granted by the Board of Directors of YieldCo options to purchase an aggregate of 1,000,000 shares of Class A Common Stock of YieldCo (the “YieldCo Options”), exercisable at the following exercise prices: (a) 200,000 shares at the IPO price of YieldCo currently estimated to be $10.00 per share (the “IPO Price”), (b) 200,000 shares at the price attributed to the exercise of the Class A Warrants, projected to be at a 25% increase over the value of the IPO price; (c) 200,000 shares at the price attributed to the exercise of the Class B Warrants, projected to be at a 50% increase over the IPO Price; (d) 200,000 shares at the price attributed to the exercise of the Class C Warrants, projected to be at a 75% increase over the IPO Price; and (e) 200,000 shares at a value of 100% over the IPO Price.  The YieldCo Option shall be evidenced by stock option agreements, which will provide for the same terms as set forth in Section 7(a)(i), (ii), (iii), (iv) and (v) above for the Blue Earth Options.

9.

Termination.  The Term and Executive’s employment hereunder shall continue from the Commencement Date of this Agreement continuously “at will,” unless terminated earlier by the Company or by Executive pursuant to this Paragraph 9.

a.

Termination By the Company For Cause; Resignation By Executive Without Good Reason.

(i)

The Term and Executive’s employment hereunder may be terminated by the Company for Cause (as hereinafter defined).  Additionally, Executive’s employment shall terminate automatically upon Executive’s resignation without Good Reason (as hereinafter defined).

(ii)

For purposes of this Agreement, “Cause” shall mean: (A) Executive’s willful misconduct in the performance of Executive’s duties hereunder that has a material and demonstrable adverse effect on the financial condition of the Company as a whole; (B) Executive’s conviction of a felony under the laws of the United States or any state thereof or Executive is found to have violated the Federal securities laws by the Securities and Exchange Commission (“SEC”) or Commodity Futures Trading Commission or through a settlement agreement; (C) Executive’s intentional refusal to carry out a legal directive of the Board in connection with Executive’s duties; or (D) as determined by at least 75% in interest of the Board (with the Executive abstaining) to be considered Cause at the Board’s discretion, and after an opportunity for Executive to appear before the Board, then the Executive shall be terminated for Cause; provided, that no termination (other than (B) above) shall be effective as a termination for “Cause” unless Executive has been given written notice by the Board of its intention to terminate Executive’s employment for Cause, stating the grounds for such purported termination with an opportunity to cure within 20 days of Executive’s receipt of notice of termination.

(iii)

If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason (as hereinafter defined), Executive shall be entitled only to receive:

(A)

Executive’s Base Salary earned through the date of Executive’s termination, paid in one lump sum within the payroll period immediately following Executive’s date of termination;

(B)

reimbursement for any business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination;

(C)

such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled as of the effective date of termination under the employee benefit plans of the Company; and

(D)

all vested RSUs, shares of Common Stock and/or vested options, warrants, or other equity grants to Executive by the Company and/or YieldCo shall remain vested on the date of termination and remain exercisable for ninety (90) days following the Executive’s date of termination.

The amounts described in clauses 9(a)(iii)(A) through (D) are referred to herein as the “Accrued Rights”.

b.

Termination by the Company Without Cause; Resignation by Executive for Good Reason.

(i)

The Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason (as defined below);

(ii)

For purposes of this Agreement, “Good Reason” shall mean only: (A) the failure of the Company to pay or cause to be paid, or to provide or cause to be provided, any part of Executive’s compensation, benefits or perquisites when due hereunder, that is not applicable to all other senior executives of the Company; (B) any material decrease in Executive’s Base Salary; (C) any material diminution in Executive’s title, position, authority, duties and/or responsibilities from those described herein; (D) the Company’s failure to nominate Executive to the Board of Directors, however not the Company’s shareholders failure to elect Executive to the Board of Directors; (E) a breach by the Company of any material provision of this Agreement; or (F) the Company’s requirement for Executive to relocate his current location of domicile, provided that the events described in clauses (A) through (F) of this Paragraph 9(b)(ii) shall constitute Good Reason only if the Company fails to cure such event to Executive’s reasonable satisfaction within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.  Executive’s determination that Good Reason exists shall be subject to review, at the Company’s election, through arbitration in accordance with Paragraph 18 herein.  In the event of a dispute between the Company and Executive concerning this provision and/or any other provision of this Agreement, regardless of whether or not the dispute is resolved in arbitration, the Company will reimburse Executive for his legal fees incurred if Executive prevails on at least one material issue, including, but not limited to, this provision concerning Good Reason.

(iii)

If the Term and Executive’s employment is terminated by the Company without Cause, or if Executive resigns for Good Reason, Executive shall be entitled only to receive:

(A)

the amount equal to six months of Executive’s Base Salary, payable in monthly installments equal to Executive’s monthly Base Salary for the first six (6) months beginning with the Company’s next payroll date following Executive’s date of termination.  Notwithstanding the foregoing, such payments will be terminated upon Executive entering into any employment agreement and will be reduced by 50% of any consulting income earned during this six month time period;

(B)

all vested RSUs, shares of Company Common Stock and/or vested options, warrants or other equity grants to Executive by the Company and/or YieldCo shall remain vested on the date of termination and shall be exercisable for the remainder of their respective terms;

(C)

reimbursement for any business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination on or before the Company’s payroll period immediately following Executive’s date of termination;

(D)

payment of any accrued but unused vacation days on or before the Company’s payroll period immediately following Executive’s date of termination;

(E)

payment of premiums by the Company for health, disability and long term care insurance coverage equivalent to that provided to Executive pursuant to the Company’s benefit plans as may be required under any applicable law or regulation; and;

(F)

Directors and Officers liability insurance coverage in a total coverage amount equal to that provided for all officers and directors of the Company for a period of two years after Executive’s termination date.

c.

Termination Due to Death.

(i)

The Term and Executive’s employment hereunder shall terminate upon Executive’s death.  Upon termination of the Term and Executive’s employment hereunder for Executive’s death, Executive’s spouse or estate (as the case may be) shall be entitled only to receive the Accrued Rights0.

d.

Termination Due to Disability.

(i)

The Term and Executive’s employment may be terminated by the Company upon Executive’s “Disability”, which shall mean if Executive becomes physically or mentally incapacitated and is therefore unable to perform the essential functions of Executive’s position as Chief Executive Officer for a consecutive period or aggregate of three (3) months during the Term.

Prior to the termination of the Term and Executive’s employment for Disability as described above, a written report from Executive’s physician must be submitted to the Board, and include, at a minimum, a diagnosis of Executive’s condition, together with an assessment of the activities Executive can and cannot perform with or without reasonable accommodation.  Any question as to the existence of Executive’s Disability where Executive and the Company cannot agree shall be reviewed by a qualified physician mutually acceptable to Executive and the Company.  Upon reviewing the diagnosis and prognosis of Executive, such mutually accepted and qualified physician shall provide a report of his/her findings to the Board and Executive, and shall be final and conclusive.

(ii)

Upon termination of the Term and Executive’s employment hereunder for Executive’s Disability, Executive shall be entitled only to receive:

(A)

the Accrued Rights;

(B)

for the first six months of Executive’s Disability, the sum of Executive’s then-current Base Salary, less all amounts Executive received pursuant to applicable disability insurance policies covering Executive for such period (including, but not limited to, all disability insurance policies provided to Executive by the Company);

(C)

all vested shares of Company stock , RSUs, and/or YieldCo Stock or equity grants, together with all vested options and warrants granted to Executive by the Company and/or YieldCo shall remain vested and shall be exercisable for the remainder of their respective terms.

e.

Notice of Termination.   Any purported termination of Executive’s employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, provided that the procedures set forth in Paragraph 9(b)(ii) herein must be complied with in respect of any resignation by Executive for “Good Reason.”

f.

Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Company’s Board of Directors (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries.

10.

Non-Competition.

a.

Executive acknowledges and recognizes the highly competitive nature of the business of the Company and that he will provide essential and unique services to the Company.  Accordingly, despite that the terms contained herein may limit Executive’s ability to engage in certain business pursuits during the Restricted Period (as defined below), Executive hereby agrees as follows:

During the period of employment of the Executive by the Company and continued during any period of payment of severance to Executive (the “Non-Compete Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), engage in Competition with the Company or any Subsidiary.  “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent shareholder of a publicly traded company) or otherwise (together “Employment”).  A “Competitor” shall mean any corporation or other entity which derives the lesser of: (i) $10 million in trailing twelve months revenue, or (ii) at least 20% or more of its revenues from the conduct of business which competes, directly or indirectly, with the business conducted by the Company, in both cases as determined on the date of termination of the Executive’s employment.

b.

It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Paragraph 10 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any arbitrator(s) or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.

Non-Solicitation.

a.

Executive acknowledges and recognizes the highly competitive nature of the business of the Company and that he provides essential and unique services to the Company.  Accordingly, despite that the terms contained herein may limit Executive’s ability to engage in certain business pursuits during the Non-Compete Period (as defined above), Executive hereby agrees as follows:

During the period of employment of the Executive by the Company and for the period ending two (2) years following the termination of Executive’s employment with the Company for any reason, solely in order for the Company to protect trade securities (as provided in Paragraph 13 below) Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person (as defined above):

(i)

directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company; or enter into an employment agreement or independent contractor consulting agreement with any such employee;

(ii)

directly or indirectly solicit or enter into any business relationship with any person or entity who, at the time of the termination of Executive’s employment with the Company was a customer of the Company or actively was being solicited by the Company to be a customer of the Company;

(iii)

directly or indirectly, encourage any consultant then under contract with the Company to cease to work with the Company;

(iv)

directly or indirectly, encourage any of the Company’s customers or suppliers to cease doing business or reduce the amount of business it does with the Company; or

(v)

directly or indirectly, solicit or encourage any corporation or other entity to a joint venture or similar relationship with the Company or any Subsidiary to terminate or diminish their relationship with the Company or  any Subsidiary or to violate any agreement with any of them.

b.

It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Paragraph 11 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any arbitrator(s) or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.

Confidential Information.

a.

Executive will not at any time (whether during or for a two (2) year period after Executive’s employment with the Company) retain or use for the benefit, purposes or account of Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or as otherwise required in connection with the proper performance of his duties on behalf of the Company), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, strategies, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, profits, pricing, costs, business plans, strategies, products, product development, services, vendors, customers, clients, partners, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions -- concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.

 “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed

c.

Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal and other professional advisors, or as he may be compelled by law or legal process, the contents of this Agreement.

d.

Upon termination of Executive’s employment with the Company for any reason, Executive shall cease and not thereafter commence use of any Confidential Information owned or used by the Company, and upon notification from the Company shall destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or is otherwise the property of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

The provisions of this Paragraph 12 shall survive the termination of Executive’s employment with the Company for any reason.

13.

Intellectual Property

a.

If Executive creates, invents, designs, develops, contributes to or improves any United States or foreign works of authorship, design, program, software, source code, inventions, materials, documents, inventions, trade secrets, processes, patent applications, patents, know-how, copyrightable subject matter, and/or other intellectual property or work product of any kind (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of Executive’s employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company, hereby irrevocably relinquishes for the benefit of the Company and its assigns any rights Executive may have to the Company Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company, without further consideration.

b.

During or after the Term, Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

c.

The provisions of this Paragraph 13 shall survive the termination of Executive’s employment for any reason.

14.

Specific Performance.   Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 10, 11, 12 or 13 would be inadequate and the Company would suffer irreparable damages as a result of such breach.  In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, and without the necessity of proof of actual damages, shall be entitled to obtain injunctive relief restraining any threatened or further breach, or any other equitable remedy which may then be available.

15.

Indemnification.

a.

The Company shall defend, indemnify and hold harmless Executive to the fullest extent of the law from and against any and all loss, liability, damage or expense (including reasonable attorney’s fees and expenses incurred in connection with the investigation, defense or negotiation of a settlement thereof or otherwise) (collectively, “Losses”) arising from any claim or threatened claim by any third party with respect to, or in any way related to, the Company, this Agreement or Executive’s services hereunder (collectively “Claim”).  Executive shall give the Company prompt notice of any such Claim known to him, and the Company, in its sole discretion, then may take such action as it deems advisable to defend the Claim on behalf of the Executive.  (The failure by Executive to give such a prompt notice shall not affect the right to indemnification except to the extent the Company is materially prejudiced thereby.)  The Company shall have the sole and exclusive right to use counsel of its own choosing, shall control the defense of any such Claim in all respects, and shall have the sole and exclusive right to negotiate and settle any such Claim on behalf of Executive.  Notwithstanding the foregoing, solely in the event that the Company determines that there exists a conflict of interest by reason of having common counsel in any such Claim, Executive shall have the right to employ his own legal counsel in defense of any Claim, with the reasonable fees and expenses of such counsel to be paid by the Company.  Executive shall cooperate fully with the Company and its counsel in all respects in connection with the defense of any Claim and in any attempt made to settle the matter.  Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against Executive, (b) any sums paid by Executive in settlement, and (c) the expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with its defense.  Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to indemnification for Losses under this Paragraph 15 for any claim or allegation made by the Company against Executive arising out of Executive’s breach of this Agreement, or if Executive is otherwise terminated for Cause, as provided in Paragraph 9 a. above; or if it is adjudicated by a court of competent jurisdiction that any Losses were the direct result of the gross negligence or willful misconduct by Executive and, if so proven, Executive shall reimburse the Company for the costs of defense incurred by the Company.

b.

Notwithstanding anything elsewhere to the contrary, this Paragraph 15 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.

16.

Clawback Provisions.  Pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as Chief Executive Officer of the Company, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the Company for: (1) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that 12-month period.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement).  The Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision.  This Paragraph shall survive the termination of this Agreement for a period of three (3) years.

17.

Section 409A.

a.

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The provisions of this Paragraph 17 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.  Notwithstanding anything herein to the contrary, if at the time of an Executive’s termination of employment the Executive is a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Code Section 409A).

b.

The parties agree that the incentive options and non-qualified stock options granted to Executive as of the date hereof are in conformity with Code Section 409A, and specifically do not provide for the deferral of compensation pursuant to Treasury Regulation 1.409A-1(b)(5).  Furthermore, neither party shall take a contrary position before the Internal Revenue Service or other governing authority.

By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder.  Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that may occur in connection with this Agreement.  The Parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

18.

Arbitration.    Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive’s employment (“Arbitrable Dispute”) shall be submitted to arbitration in the City of San Francisco, State of California, pursuant to the Rules of the American Arbitration Association, before a single experienced employment arbitrator who is either licensed to practice law in California, or is a retired judge having practiced law in California.  The arbitrator in any Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect.  The Company shall be responsible for payment of the amount of the fees of the American Arbitration Association and the arbitrator.  In the event the arbitrator specifically finds that any claim or defense of either party is unreasonable, he may in his discretion direct that reasonable legal fees of the prevailing party be paid by the non-prevailing party.  The arbitrator’s decision and/or award will be fully enforceable and subject to entry of judgment by any court of competent jurisdiction.  Notwithstanding the provisions of this Paragraph 18, the Company may, at its sole discretion seek appropriate injunctive relief for Executive’s breach of Paragraphs 10, 11, 12 or 13 in the Superior Court of California, County of San Francisco, and the United States District Court for the Northern District of California.  Executive hereby consents to the jurisdiction and venue of such courts for all such controversies.

19.

Miscellaneous.

a.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

b.

Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.

No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.

Severability   In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.

Assignment.   This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company solely to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.

Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Parties.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.  If Executive should die while any accrued amount would still be payable to him hereunder had he continued to live, the accrued amounts, with the exception of any life, disability or health insurance premiums, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

g.

Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given: (i) upon receipt when delivered by hand or when set by facsimile or e-mail (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party, or (ii) one business day after deposit with an overnight courier properly addressed to the party to receive same; or (iii) three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Blue Earth, Inc.

2298 Horizon Ridge Parkway

   Suite 205

Henderson, NV  89052

Attn:  Chief Executive Officer

Facsimile:  (702) 263-1824

With a copy to:

Davidoff Hutcher & Citron LLP

605 Third Avenue

  34th Floor

New York, New York  10158

Attn: Elliot H. Lutzker, Esq.

Facsimile: (212) 286-1884

If to Executive:

G. Robert Powell

P.O. Box 1204

Lafayette, CA  94549

(or Executive’s most recent address set forth in the Company’s personnel record);

h.

Executive Representations.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.  Executive further represents that he has been advised by, or has consulted with his own independent counsel with respect to the negotiation of, and his decision to enter into, this Agreement and acknowledges that he understands the meaning and effect of each and every term and provision contained herein.

i.

Prior Agreements  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive’s employment with the Company.

j.

Withholding Taxes.  The Company shall withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k.

Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

G. ROBERT POWELL

/s/ G. Robert Powell	Dated: August 17, 2015
Robert Powell

BLUE EARTH, INC.

/s/ Johnny R. Thomas	Dated: August 17, 2015
By: Johnny R. Thomas
Title: Chief Executive Officer